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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

          This Agreement and Plan of Merger (the "Agreement") is entered into as of October 23, 2000 by and between Cerner Corporation, a Delaware corporation ("Buyer"), Cerner RIS Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Buyer ("Merger Sub"), ADAC Laboratories, a California corporation ("Seller"), and ADAC Healthcare Information Systems, Inc., a Texas corporation and wholly-owned subsidiary of Seller (the "Company").

                                    RECITALS

          WHEREAS, the Board of Directors of each of Buyer, Merger Sub, Seller and the Company believe it is in the best interests of each company and its respective shareholders that Buyer acquire the Company through the statutory merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

          WHEREAS, pursuant to the Merger, among other things, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth below.

          NOW, THEREFORE, in consideration of the mutual covenants, undertakings, representations and warranties set forth herein, the parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

          For purposes of this Agreement, the terms set forth below shall have the following meanings:

          1.1 "ACCOUNTS RECEIVABLE" means all accounts receivable, trade receivables, notes receivable and other receivables, which in any case are payable as a result of goods sold or services provided, billed for or for which a revenue has been earned but the amount has not yet been billed, by the Company in connection with the Business, net of reserves determined in accordance with the historical practice of the Company.

          1.2 "ACTION" means any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or arbitrator.

          1.3       "AFFILIATE" means:

                    1.3.1 with respect to any Person which is a business entity:

                              (a) any Person owning or holding, directly or indirectly, 10% or more of the equity capital in such business entity; or

                              (b) any Person in which such business entity owns or holds, directly or indirectly, 10% or more of the equity capital.


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                    1.3.2     with respect to any Person which is a trust or
similar entity:

                              (a) any trustee or other fiduciary of such trust or similar entity; or

                              (b) any direct or indirect beneficiary of such trust or similar entity.

                    1.3.3 with respect to any natural Person, any spouse, parent, child, grandchild grandparent, brother or sister of such Person.

          1.4 "AGREEMENT" means this Agreement, together with the Schedules and Exhibits hereto.

          1.5       "BASELINE BALANCE SHEET" shall have the meaning set forth in
Section 2.11.

          1.6 "BASELINE BALANCE SHEET DATE" shall have the meaning set forth in Section 2.11.

          1.7 "BUSINESS" means all business conducted by the Company prior to the Closing Date.

          1.8 "BUYER" shall have the meaning set forth in the first paragraph of this Agreement.

          1.9       "BUYER INDEMNITEES" shall have the meaning set forth in
Section 10.1.

          1.10 "BUYER'S KNOWLEDGE" means the actual knowledge of the officers and directors of Buyer, and the knowledge officers and directors of Buyer reasonably should have obtained as an officer and/or director of Buyer, respectively, in carrying out such duties in good faith.

          1.11 "CARDIOLOGY SYSTEMS GROUP" means the assets, liabilities, obligations, business and goodwill used exclusively in connection with the business identified by the Company as the "Cardiology Systems Group."

          1.12 "CHARTER DOCUMENT" means the Articles or Certificate of Incorporation of the Company, Seller, Merger Sub or Buyer, as the case may be, and any amendment to such document.

          1.13 "CLOSING" means the consummation of the transactions contemplated hereby, including without limitation, the effectiveness of the Merger.

          1.14      "CLOSING DATE" shall have the meaning set forth in Section
2.2.


          1.15 "CLOSING DATE BALANCE SHEET" shall have the meaning set forth in Section 2.11.

          1.16 "CODE" shall mean the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued thereunder.

          1.17      "COMPANY EMPLOYEE PLANS" shall have the meaning set forth in
Section 3.19.1.

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          1.18      "CONSENT" means a consent, approval, authorization, waiver or notification from any Person, including any Governmental Authority.

          1.19 "CONTRACTS" means all contracts, agreements, undertakings, instruments, leases, licenses, commitments and arrangements, except Permits.

          1.20 "DAMAGES" means all losses, claims, damages, costs, fines, penalties, obligations, payments and Liabilities (including those arising out of any Action), together with all reasonable costs and expenses (including reasonable outside attorneys' fees and reasonable out-of-pocket expenses) incurred in connection with any of the foregoing.

          1.21      "DOLLARS" or "$" means lawful currency of the United States.

          1.22      "EMPLOYEE" shall have the meaning set forth in Section
3.18.1.

          1.23 "ENVIRONMENT" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

          1.24 "ENVIRONMENTAL LAWS" means any Law that requires or relates to: (i) advising appropriate authorities, employees and the public of intended or actual releases of pollutants or Hazardous Materials, violations of discharge limits or other prohibitions and of the commencements of activities that could have a significant impact on the Environment; (ii) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; (iii) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (iv) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (v) protecting resources, species or ecological amenities; (vi) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;
(vii) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (viii) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

          1.25 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          1.26      "ERISA AFFILIATE" shall have the meaning set forth in
Section 3.19.1.

          1.27 "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

          1.28 "GAAP" means U.S. generally accepted accounting principles at the time in effect and applied by the Company on a basis consistent with prior periods.



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          1.29      "GOVERNMENTAL AUTHORITY" means any U.S. or Canadian federal, state or local government, any of its subdivisions, agencies, authorities, commissions, boards or bureaus, any U.S. or Canadian federal, state or local court or tribunal and any arbitrator.

          1.30 "GUARANTEE" means any guarantee, any indemnification obligation and any other contingent obligation to purchase, to provide funds for payment or to supply funds to invest in any Person or otherwise to assure a creditor against loss.

          1.31 "HAZARDOUS MATERIALS" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

          1.32 "INCOME TAX" means any U.S. federal, state, local or foreign income, alternative minimum, franchise or other similar Tax, duty, governmental charge or assessment imposed by or on behalf of any Governmental Authority that is based on or measured by income (including interest and penalties on any of the foregoing).

          1.33 "INCOME TAX RETURNS" means any Returns with respect to Income Tax.

          1.34      "INDEMNITEE" shall have the meaning set forth in Section
10.3.1.

          1.35      "INDEPENDENT FIRM" shall have the meaning set forth in
Section 2.11.

          1.36 "INTELLECTUAL PROPERTY ASSETS" shall have the meaning set forth in Section 3.17.1.

          1.37      "KEY EMPLOYEES" means the Employees of the Company listed on
SCHEDULE 1.37.

          1.38 "LAW" means any U.S. or Canadian federal, state, local or other statute, rule, regulation or ordinance.

          1.39 "LEASE" means any lease or sublease of real or personal property.

          1.40 "LEASED PERSONAL PROPERTY" means all right, title and interest of the Company, as lessee, in and to any personal property leased to the Company.

          1.41      "LEASED REAL PROPERTY" shall have the meaning set forth in
Section 3.10.

          1.42 "LIABILITY" means any debt, obligation, duty or liability of any nature (including any undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP.



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          1.43      "LIEN" means any lien, mortgage, deed of trust, security
interest, charge, pledge, retention of title agreement, easement, encroachment, condition, reservation, covenant or other encumbrance affecting title or the use, benefit or value of the asset in question.

          1.44      "MATERIAL CONTRACTS" shall have the meaning set forth in
Section 3.13.

          1.45      RESERVED.

          1.46 "MATERIAL LEASE" means (i) all Leases relating to the Leased Real Property, and (ii) a Lease relating to Leased Personal Property involving a term of more than one year or rental obligations exceeding $10,000 per annum.

          1.47      "MULTIEMPLOYER PLAN" shall have the meaning set forth in
Section 3.19.2.

          1.48 "ORDER" means any order, judgment, injunction, decree, determination or award of any Governmental Authority or arbitrator.

          1.49 "OTHER LAW" means any Law applicable to the Business of the Company, other than an Environmental Law or a law relating to (a) Taxes, or (b) ERISA.

          1.50 "PARTY" means each of Seller and Buyer and "Parties" means Seller and Buyer, collectively.

          1.51 "PERMIT" means any permit, license, certificate (including a certificate of occupancy), registration, authorization or approval issued by a Governmental Authority.

          1.52 "PERMITTED LIENS" means (i) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP, consistently applied, (ii) workers', repairmens' and similar Liens imposed by Law that have been incurred in the ordinary course of business and consistent with past practice, (iii) Liens and other title defects, easements, encroachments and encumbrances that do not, individually or in the aggregate, materially impair the value or continued use of the property (as currently used) to which they relate, (iv) the rights of others to customer deposits, and (v) any of the Liens described in the foregoing clauses (i) through (iv) of this definition incurred in the ordinary course of business and consistent with past practice, after the date hereof.

          1.53 "PERSON" means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization or other entity.

          1.54      "PURCHASE PRICE" shall have the meaning set forth in Section
2.9.

          1.55      "REQUIRED CONSENT" shall have the meaning set forth in
Section 3.9.

          1.56      "RETIREMENT PLAN" shall have the meaning set forth in
Section 3.19.2.

          1.57      "RETURNS" shall have the meaning set forth in Section 3.20.


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          1.58      "SELLER" shall have the meaning set forth in the first
paragraph of this Agreement.

          1.59      "SELLER INDEMNITEES" shall have the meaning set forth in
Section 10.2.

          1.60 "SELLER'S KNOWLEDGE" means the actual knowledge of the officers and directors of Seller and the knowledge officers and directors of Seller reasonably should have obtained as an officer and/or director of Seller carrying out such duties in good faith.

          1.61      "SHARES" shall have the meaning set forth in Section 3.4.

          1.62 "TAX" or "TAXES" means all income, profits, franchise, gross receipts, capital, sales, use, withholding, value added, ad valorem, transfer, employment, social security, disability, occupation, property, severance, production, excise and other taxes, duties and similar governmental charges and assessments imposed by or on behalf of any Governmental Authority (including interest and penalties thereon).

          1.63 "TAX LAWS" means the Code and all other Laws relating to Taxes.

          1.64      "THIRD PARTY CLAIM" shall have the meaning set forth in
Section 10.3.2.

                                    ARTICLE 2
                                   THE MERGER

          2.1 THE MERGER. At the Effective Time (as defined in Section 2.2 below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Texas Business Corporation Act and the Delaware General Corporation Law (the "Merger Laws"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Buyer. The surviving corporation after the Merger is sometimes referred to as the "Surviving Corporation."

          2.2       CLOSING.

                    2.2.1 TIME AND PLACE. On the terms and subject to the conditions of this Agreement, the Closing shall take place at the offices of the Buyer, located at 2800 Rockcreek Parkway, North Kansas City, Missouri at 2 p.m. local time on the second business day after all of the conditions precedent set forth in Article 8 below have been satisfied or waived by the appropriate Party, effective as of 12:01 a.m. on that day, or at such other time and place as the Parties shall agree upon in writing (the "Closing Date"). On the Closing Date, the Parties shall cause the Merger to be consummated by filing Articles of Merger (or like instrument), in substantially the form attached as EXHIBIT A(1), with the Secretary of State of the State of Texas (the "Articles of Merger"), and a Certificate of Merger (or like instrument), in substantially the form attached as EXHIBIT A(2), with the Secretary of State of the State of Delaware (the "Certificate of Merger"), in accordance with the applicable provisions of the Merger Laws (the time of acceptance by the Secretaries of State of the State of Texas and Delaware of such filing shall be referred to as the "Effective Time").

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          2.2.2     DELIVERIES BY SELLER. At the Closing, Seller shall deliver to Buyer the following:

                    (a) Share certificates representing all of the Shares, duly endorsed in blank or accompanied by duly executed stock powers duly endorsed in blank;

                    (b) The recorded Charter Document of the Company, recently certified by the Secretary of State of the State of Texas and a Certificate of Good Standing of the Company dated within ten business days of the Closing Date issued by the Secretary of State of the State of Texas;

                    (c) The recorded Charter Document of Seller, recently certified by the Secretary of State of the State of California and a Certificate of Good Standing of Seller dated within ten business days of the Closing Date issued by the Secretary of State of the State of California;

                    (d) A certificate of the Secretary or Assistant Secretary of Seller, dated the Closing Date and substantially in the form attached as EXHIBIT B(1), certifying (i) the adoption of resolutions of the Board of Directors of Seller authorizing the transactions contemplated by this Agreement, (ii) the incumbency and signatures of those officers of Seller that executed this Agreement and any documents or agreements related to the Closing, and (iii) a true and correct copy of the Bylaws of Seller in effect on the Closing Date, all in form and substance reasonably satisfactory to Buyer;

                    (e) A certificate of the Secretary or Assistant Secretary of the Company, dated the Closing Date and substantially in the form attached as EXHIBIT B(2), certifying (i) the adoption of resolutions of the Board of Directors and the sole shareholder of the Company authorizing the transactions contemplated by this Agreement,
          (ii) the incumbency and signatures of those officers of the Company that executed this Agreement and any documents or agreements related to the Closing, and (iii) a true and correct copy of the Bylaws of the Company in effect on the Closing Date, all in form and substance reasonably satisfactory to Buyer;

                    (f) A certificate, substantially in the form attached as EXHIBIT C(1), of an executive officer of Seller, dated the Closing Date, certifying that the conditions to Buyer's obligation to consummate the transactions contemplated by this Agreement set forth in Sections 8.1.1, 8.1.2 and 8.1.7 have been satisfied;

                    (g) A written opinion addressed to Buyer from counsel for Seller and the Company substantially in the form attached as EXHIBIT D(1);

                    (h) Resignations of each of the members of the Board of Directors of the Company; and

                    (i) Such other documents, instruments and certificates as Buyer and Merger Sub may reasonably request in connection with the transactions contemplated by this Agreement.



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                    2.2.3     DELIVERIES BY BUYER. At the Closing, Buyer shall
deliver to Seller the following:

                              (a)       The payment described in Section 2.10.1

          below;

                              (b) The recorded Charter Document of the Merger Sub, recently certified by the Secretary of State of the State of Delaware and a Certificate of Good Standing of the Merger Sub dated within ten business days of the Closing Date issued by the Secretary of State of the State of Delaware;

                              (c)       A certificate of the Secretary or
          Assistant Secretary of Buyer, dated the Closing Date and substantially in the form attached as EXHIBIT B(3), certifying the incumbency and signatures of those officers of Buyer that executed this Agreement and any documents or agreements related to the Closing;

                              (d)       A certificate of the Secretary or
          Assistant Secretary of the Merger Sub, dated the Closing Date and substantially in the form attached as EXHIBIT B(4), certifying (i) the adoption of resolutions of the Board of Directors and the sole stockholder of the Merger Sub authorizing the transactions contemplated by this Agreement, (ii) the incumbency and signatures of those officers of the Merger Sub that executed this Agreement and any documents or agreements related to the Closing, and (iii) a true and correct copy of the Bylaws of the Merger Sub in effect on the Closing Date, all in form and substance reasonably satisfactory to Seller;

                              (e) A certificate, substantially in the form attached as EXHIBIT C(2), of an executive officer of Buyer, dated the Closing Date, certifying that the conditions to Seller's obligations to consummate the transactions contemplated by this Agreement set forth in Sections 8.2.1 and 8.2.2 have been satisfied;

                              (f) A written opinion addressed to Seller and the Company from counsel for Buyer substantially in the form attached as EXHIBIT D(2); and

                              (g) Such other documents, instruments and certificates as Seller and the Company may reasonably request in connection with the transactions contemplated by this Agreement.

          2.3 EXPENSES. Seller and Buyer shall each pay their respective expenses incurred in connection with the negotiation, execution, closing, and performance of this Agreement. Without limitation of the foregoing:

                    2.3.1 Seller shall be responsible for and pay all stock transfer taxes payable in connection with the Merger; and

                    2.3.2 Buyer shall be responsible for and pay all sales, transfer, deed, stamp, notary public and other similar taxes, duties and transfer fees applicable to the transactions contemplated by this Agreement (other than stock transfer taxes), including fees to record transfer documents.

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          2.4       EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Merger Laws. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          2.5       ARTICLES OF INCORPORATION AND BYLAWS.

                    2.5.1 Unless otherwise determined by Buyer prior to the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation at the Effective Time until thereafter amended in accordance with the Texas Business Corporation Act and as provided in such Articles of Incorporation.

                    2.5.2 Unless otherwise determined by Buyer prior to the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with the Texas Business Corporation Act and as provided in the Articles of Incorporation of the Surviving Corporation and such Bylaws.

          2.6       DIRECTORS AND OFFICERS. Unless otherwise determined by
Buyer prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, to hold the office of a director of the Surviving Corporation in accordance with the provisions of the Texas Business Corporation Act and the Articles of Incorporation and Bylaws of the Surviving Corporation until his or her successors is duly elected and qualified. Unless otherwise determined by Buyer prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation.

          2.7 EFFECT OF MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS.

                    2.7.1 CONVERSION OF COMPANY CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the Merger Sub or the Company, all of the Shares issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 2.8 below) and other than shares to be cancelled pursuant to
Section 2.7.2 below), will be canceled and extinguished and converted automatically into the right to receive the Purchase Price.

                    2.7.2 CANCELLATION OF CERTAIN SHARES OF CAPITAL STOCK OF THE COMPANY. Any shares of capital stock of the Company that are owned directly or indirectly by the Company shall be canceled and no portion of the Purchase Price shall be delivered in exchange therefor.

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                    2.7.3     ASSUMPTION OF COMPANY OPTIONS TO PURCHASE COMMON
STOCK. No options issued and outstanding under the Company's 1997 Stock Option Plan (the "Company Option Plan") shall be assumed by Merger Sub or Buyer.

                    2.7.4 CAPITAL STOCK OF MERGER SUB. Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          2.8       DISSENTERS' RIGHTS.

                    (i) Notwithstanding any other provisions of this Agreement to the contrary, any shares held by a holder who has exercised and perfected appraisal rights for such shares in accordance with Section 5.11 of the Texas Business Corporation Act and who has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the consideration set forth in Section 2.9 hereof, but the holder shall only be entitled to such rights as are provided by the Texas Business Corporation Act.

                    (ii) Notwithstanding the provisions of Section 2.8(i) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's appraisal rights under Texas Business Corporation Act, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration pursuant to 2.9 hereof, without interest thereon, upon surrender of the certificate(s) representing such shares.

                    (iii) Seller shall give Buyer (a) prompt notice of any written demand for appraisal received by it pursuant to the applicable provisions of Texas Business Corporation Act, and (b) the opportunity to participate in all negotiations and proceedings with respect to such demands.

          2.9 PURCHASE PRICE. The consideration for the Merger shall be2.9 $5,820,000.00 (the "Purchase Price"), subject to the following conditions and adjustments:

                    2.9.1 As of the Closing Date, the Company shall have no indebtedness to third parties (including but not limited to Seller or its Affiliates), other than (i) payables to vendors and contractors (other than any payables owed to Seller or its Affiliates), (ii) obligations to employees incurred in the ordinary course of its business, (iii) lease obligations, and
(iv) intercompany payables to Seller for unreimbursed services and expenses incurred by Seller on behalf of the Company in the ordinary course of business (collectively, "Intercompany Trade Payables") (such indebtedness, excluding the indebtedness set forth in (i) - (iv) above, is referred to as "Financial Debt"). In the event the Company is subject to Financial Debt as of the Closing Date (other than as provided above), the Purchase Price shall be reduced in the total amount of such Financial Debt, including any accrued interest and other charges as of the Closing Date.

                    2.9.2 As of the Closing, the Company shall not have paid, and shall have no current or future obligation to pay, any amount pursuant to brokerage commissions and

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

transaction costs or any other fee, commission or other form of compensation to any financial, legal or other advisor retained to represent the interests of Seller or the Company in connection with the sale of the Shares or assets of the Company or similar transaction ("Seller Advisor's Fee"). In the event that, as of the Closing, the Company has paid or has a current or future obligation to pay Seller Advisor's Fee, the Purchase Price shall be reduced in the amount of any such payments or obligations.

          2.10 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid by Buyer to Seller as follows:

                    2.10.1 $3,820,000.00, less the amount of any adjustment determined in accordance with Section 2.9.1 or Section 2.9.2, shall be paid to the Seller at Closing by wire transfer of immediately available funds to the bank account described in wire transfer instructions provided by Seller to Buyer at least two days prior to Closing;

                    2.10.2 $1,000,000.00, less the amount of any adjustment determined in accordance with Section 2.11, shall be paid to the Seller on the first anniversary of the Closing Date, by wire transfer of immediately available funds to the bank account described in wire transfer instructions previously provided by Seller to Buyer, or such other instructions provided by Seller to Buyer at least two days prior to such date.

                    2.10.3 $1,000,000.00, less the amount of any adjustment determined in accordance with Section 2.11, shall be paid to the Seller on the second anniversary of the Closing Date, by wire transfer of immediately available funds to the bank account described in wire transfer instructions previously provided by Seller to Buyer, or such other instructions provided by Seller to Buyer at least two days prior to such date.

          2.11 POST-CLOSING ADJUSTMENT. Seller has prepared, in accordance with GAAP, an unaudited balance sheet of the Company as of October 1, 2000 (the "Baseline Balance Sheet Date"), which is attached as part of SCHEDULE 3.7.1 (the "Baseline Balance Sheet"). Seller shall deliver, as soon as available, but in no event later than the Closing, an audited Baseline Balance Sheet (the "Audited Baseline Balance Sheet"). Not later than 60 days after the Closing Date, Seller shall cause its independent auditor, PricewaterhouseCoopers LLP (the "Independent Firm"), to prepare an audited balance sheet of the Company as of Closing Date (the "Closing Date Balance Sheet"), which shall be delivered to Buyer and Seller. The Purchase Price shall be decreased to the extent the total shareholder's equity reflected in the Baseline Balance Sheet (which, for the avoidance of doubt, shall be the unaudited Baseline Balance Sheet) exceeds the total shareholder's equity reflected in the Closing Date Balance Sheet. Alternatively, the Purchase Price shall be increased to the extent the total shareholder's equity reflected in the Baseline Balance Sheet (which, for the avoidance of doubt, shall be the unaudited Baseline Balance Sheet) is less than that reflected in the Closing Date Balance Sheet. Any decrease in the Purchase Price to which the Buyer may be entitled pursuant to this Section 2.11 may be offset against the Buyer's payment obligations under Sections 2.10.2 or 2.10.3 above. Any increase in the Purchase Price to which the Seller may be entitled pursuant to this Section 2.11 shall be paid to Seller simultaneously with Buyer's payment obligation under Section 2.10.2 above.

          2.12 SECTION 338(h)(10) ELECTION. Seller and Buyer shall timely make a joint election under Section 338(h)(10) of the Code and any corresponding elections under U.S. state, local or foreign tax law (collectively the "Section 338(h)(10) Election") with respect to the Merger. Seller will pay any Tax attributable to the making of the Section 338(h)(10) Election and will indemnify Buyer and the Company against any adverse consequences arising out of any failure to pay such Tax. Seller and Buyer shall cooperate with each other to take all actions necessary and appropriate to effect and preserve a timely
Section 338(h)(10) Election. Seller will prepare the election forms and provide them to Buyer for Buyer's review at least three days before the Closing Date. Buyer will execute and return the election forms to Seller at least two calendar days before the Closing Date. Buyer will file such election forms on or before the respective due dates for such election forms. Seller and Buyer shall report the Merger pursuant to this Agreement in a manner consistent with the Section 338(h)(10) Election.

          2.13 ALLOCATION OF PURCHASE PRICE. Seller and Buyer agree that the Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for Tax purposes as shown on the Allocation Schedule which shall be prepared by Buyer and shall be delivered to Seller within 30 calendar days of the Closing Date. Seller and Buyer will file all Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation. The Parties agree that such allocation shall be made in accordance with Section 338(h)(10) of the Code and any applicable Treasury Regulations.

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller makes the following representations and warranties to Buyer, except as set forth on the Schedules delivered to Buyer and its counsel:

          3.1 CORPORATE ORGANIZATION. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas. The Company has all corporate power needed to own or lease and operate its properties and to conduct its business as now conducted. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. Seller has all corporate power needed to own or lease and operate its properties and to conduct its business as now conducted. The Company does not have any subsidiaries and does not hold any equity or other ownership interest in any other entity.

          3.2 DUE QUALIFICATION. The Company is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the nature of its business or properties makes such qualification necessary, except as would not have a material adverse effect on the Business of the Company. The list of jurisdictions in which the Company is qualified to do business is set forth in SCHEDULE 3.2.

          3.3 CORPORATE DOCUMENTATION. Except as set forth on SCHEDULE 3.3, (i) copies of the Charter Documents and the Bylaws that have been delivered to Buyer are complete and correct, and (ii) the minute books of the Company shown to Buyer are complete and accurately reflect all proceedings (including actions taken by written consent) of the shareholders and directors and all committees thereof of the Company in all material respects since the Company's incorporation.

          3.4 CAPITALIZATION. The entire authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, par value $0.0001 per share, and 10,000,000 shares of Preferred Stock, par value $0.0001 per share. Of the shares of Preferred Stock, 1,500,000 shares have been designated as "Series A Preferred Stock," of which 1,333,333 shares are issued and outstanding, and 8,500,000 shares have been designated as "Series B Preferred Stock," of which 4,606,539 shares are issued and outstanding (the "Authorized Capital Stock"). As of the date hereof, there are no shares of Common Stock outstanding. All of the issued and outstanding shares of Preferred Stock are validly issued and outstanding and are held by Seller (such issued shares shall be called, collectively, the "Shares"). The Company has no Treasury Stock. The Shares have been validly issued, are fully paid, and nonassessable, have not been issued in violation of any preemptive rights and are owned beneficially and of record by Seller, free and clear of any Liens. Except as set forth on SCHEDULE 3.4, no options, warrants or other rights to acquire, sell, or issue shares of capital stock of the Company are outstanding. None of the Shares were issued in violation of the Securities Act of 1933, as amended, or any Other Law. The Shares are, and the Shares to be received by Buyer pursuant to Section 2.7 will be at the Effective Time, free and clear of all Liens and with no proxies or restrictions on the voting or other rights pertaining thereto.

          3.5       AUTHORIZATION; EXECUTION AND VALIDITY.

                    (i) The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby to be consummated by it have been duly authorized by all necessary company action. This Agreement has been duly and validly executed and delivered by Seller, constitutes a valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, except to the extent that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.

                    (ii) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby to be consummated by it have been duly authorized by all necessary company action. This Agreement has been duly and validly executed and delivered by the Company, constitutes a valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except to the extent that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.

          3.6 OFFICERS AND DIRECTORS. SCHEDULE 3.6 sets forth a list of all of the corporate officers and directors of the Company who are duly elected and qualified to hold such office on the date hereof.

          3.7       FINANCIAL STATEMENTS; ABSENCE OF UNDISCLOSED LIABILITIES.

                    3.7.1 FINANCIAL STATEMENTS. Attached as SCHEDULE 3.7.1 are true and correct copies of the (i) unaudited balance sheet of the Company at October 1, 2000, and (ii) unaudited statements of income for the fiscal years ending September 27, 1998, October 3, 1999 and October 1, 2000. Such financial statements present fairly, in all material respects, the financial condition and the results of operations of the Company as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP consistently applied throughout the periods involved, except as disclosed in notes to such financial statements.

                    3.7.2 ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent (i) fully reflected or reserved against on the Baseline Balance Sheet, or
(ii) disclosed on SCHEDULE 3.7.2, the Company had no Liabilities as of the Baseline Balance Sheet Date.

          3.8 ABSENCE OF CERTAIN CHANGES. Since the Baseline Balance Sheet Date, except as set forth on SCHEDULE 3.8, the Company has conducted its Business in the ordinary course consistent with past practices and there has been no (i) event or occurrence that has had a material adverse effect on the Company other than changes or effects arising out of general economic conditions, (ii) material amendment or termination of any Material Contract, Material Lease or material Permit relating to the Business, other than in the ordinary course of business, (iii) material destruction, damage or other loss to any of the assets of the Company that is not covered by insurance and that is not reasonably likely to result in a material interruption of the Company's business, (iv) material sale, lease or other disposition of any of the assets of the Company, other than the sale of the Cardiology Systems Group and assets sold, leased or otherwise disposed of in the ordinary course of business and consistent with past practice, (v) material purchase or lease of any assets of the Company, other than assets purchased or leased in the ordinary course of business and consistent with past practice, (vi) material increase in the compensation payable to any of the Employees, except for increases in the ordinary course of business and consistent with past practice, or (vii) agreement or commitment by the Company to take any action described in this
Section 3.8.

          3.9       NO CONFLICT; SELLER CONSENTS. Except as set forth on
SCHEDULE 3.9, the execution, delivery and performance of this Agreement by each of Seller and the Company will not (i) violate any material Law to which either Seller or the Company is subject, (ii) violate any Charter Document of Seller or the Company, (iii) violate any Order to which either Seller or the Company is a party or by which either Seller or the Company is bound, (iv) require any Consent from any Person, including any Governmental Authority, except for actions required to be taken by Buyer and Merger Sub, (v) breach any Material Contract, Material Lease or material Permit relating to the Business, or (vi) result in the creation of any Lien on any of the assets of the Company (each Consent set forth in SCHEDULE 3.9 as a result of clauses (iii), (iv), (v) and
(vi), above, is referred to herein as a "Required Consent").

          3.10      LEASED REAL PROPERTY. The Company owns no real property.
SCHEDULE 3.10 lists all of the real property leased to the Company ("Leased Real Property"). Except as set forth on SCHEDULE 3.10, all Material Leases of Leased Real Property are valid and binding and in full force and effect. There has been no material breach of any such Material Lease by the Company or, to Seller's Knowledge, any other Person, which breach has not been cured or waived. A true and complete copy of each of the Material Leases, as amended to date, has been furnished to Buyer. The Company is the lessee or sublessee under all Material Leases or has succeeded (or will succeed prior to Closing) to the rights of the lessee under such Material Lease and owns the leasehold interest created pursuant to such lease free and clear of all Liens except Permitted Liens. The Company validly occupies such Leased Real Property in accordance with the terms of such Material Leases free and clear of all Liens except Permitted Liens.

          3.11      PERSONAL PROPERTY.

                    3.11.1    OWNED PERSONAL PROPERTY. Except as set forth on
SCHEDULE 3.11.1, subject to Permitted Liens, the Company has marketable and indefeasible title to all personal property owned by the Company or used in the conduct of the Business, other than (i) property that has been disposed of in the ordinary course of business, (ii) property that has been disposed of in transactions disclosed to Buyer prior to the date hereof, which shall include without limitation the Cardiology Systems Group, and (iii) Leased Personal Property.

                    3.11.2 LEASED PERSONAL PROPERTY. SCHEDULE 3.11.2 lists all of the Company's Material Leases of Leased Personal Property used in the Business. All such Material Leases of Leased Personal Property are valid and binding and in full force and effect. There has been no material breach of any such Material Lease by the Company or, to Seller's Knowledge, any other Person, which breach has not been cured or waived.

          3.12 ACCOUNTS RECEIVABLE. SCHEDULE 3.12 sets forth all Accounts Receivable of the Company as of the Baseline Balance Sheet Date, and the approximate aging of such Accounts Receivable. Except as set forth on SCHEDULE 3.12, all Accounts Receivable of the Company reflected on SCHEDULE 3.12 and all Accounts Receivable of the Company generated after the Baseline Balance Sheet Date that are reflected in the accounting records of the Company as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed or billed for in the ordinary course of the Business. To Seller's Knowledge, all Accounts Receivable are current and collectible in the ordinary course of business except to the extent reflected in the reserve for doubtful accounts in the Baseline Balance Sheet or in SCHEDULE 3.12. The reserve for doubtful accounts reflected in the Baseline Balance Sheet has been determined consistent with past practices and in accordance with GAAP. The Company has good and valid title to the Accounts Receivable free and clear of all Liens except Permitted Liens.

          3.13 CONTRACTS. SCHEDULE 3.13 lists all written Contracts and describes in reasonable detail all unwritten Contracts to which the Company is a party or the assets of the Company are subject, meeting any of the following descriptions ("Material Contracts"):

                    3.13.1 contracts relating to (i) the suppliers of components incorporated within the Company's products, (ii) products and services which the Company purchases, resells or distributes, and (iii) all other contracts of the Company pursuant to which the Company is obligated to expend $100,000 or more per year;

                    3.13.2 the top 20, based on revenues as of the Baseline Balance Sheet Date, customer contracts regarding the Company's QuadRIS product, four of which include the Company's Envoi product;

                    3.13.3 the top ten, based on revenues as of the Baseline Balance Sheet Date, MARS client support contracts of the Company;

                    3.13.4 the Company's Images and laboratory client support contracts;

                    3.13.5 contracts relating to the borrowing or lending of money or the creation of any guarantee or security interest affecting the Company;

                    3.13.6 contracts entered into by the Company other than in the ordinary course of its business;

                    3.13.7 contracts that are not terminable by the Company prior to one year from the date hereof;

                    3.13.8 contracts that limit the freedom of the Company to compete in any line of business or to conduct business in any geographic location;

                    3.13.9 pending contracts relating to the purchase, sale or combination of any business or line of business (by asset transfer, equity transfer, merger, consolidation or otherwise); and

                    3.13.10 contracts relating to any joint venture, partnership or other cooperative arrangement with any third party.

Contracts listed or described by Seller in SCHEDULES 3.10, 3.11.2, 3.18.1, 3.18.3, 3.19.1, 3.21 and 3.22 will be deemed to have been listed or described in
SCHEDULE 3.13. All Material Contracts are valid and binding and in full force and effect. There has been no material breach of any Contract by the Company or, to Seller's Knowledge, any other Person, which breach has not been cured or waived. The Company has not been informed that any significant customer, vendor or supplier of the Company intends to discontinue or substantially alter its relationship with the Company.

          3.14 LITIGATION; ORDERS. Except as set forth on SCHEDULE 3.14, there is no Action by any Person or by or before any Governmental Authority that is pending or, to Seller's Knowledge threatened, by, against or affecting the Company or any of its assets. Except as set forth on SCHEDULE 3.14, to Seller's Knowledge, the Company is not subject to any Order.

          3.15 ENVIRONMENTAL LAWS. With respect to the ownership and operation of the Business: (i) the Company is in compliance in all material respects with all Environmental Laws; (ii) the Company is not aware of any fact or circumstance which could result in any environmental liability which could reasonably be expected to result in a material adverse effect on the Business of the Company; (iii) as of the Closing, except in compliance with Environmental Laws in a manner that could not reasonably be expected to subject the Company to liability, to the Seller's Knowledge, no Hazardous Materials are present on any Leased Real

Property; and (iv) no written notice, notification, demand, request for information, citation, summons, complaint or Order has been received by, and no Action is pending, or to Seller's Knowledge, threatened by any Person against the Company with respect to any Environmental Law.

          3.16 OTHER LAWS. To Seller's Knowledge, the Company has not failed, in any material respect, to (i) comply with any material Other Law, or
(ii) maintain in effect and comply with any Permit required by any Other Law.
SCHEDULE 3.16 sets forth all material Permits owned or held by the Company. No action is pending or, to Seller's Knowledge, threatened to revoke or limit any such Permit which, if adversely determined, would be material to the Business. All of the Company's Permits are valid and in full force and effect and the Company is not in default, and no circumstances exist which could cause any Permit to be revoked, modified or rendered nonrenewable upon payment of the Permit fee.

          3.17      INTELLECTUAL PROPERTY.

                    3.17.1 INTELLECTUAL PROPERTY ASSETS. The term "Intellectual Property Assets" means the following, each of which are owned, used or licensed by the Company, except in connection with the Cardiology Systems Group and except for those the absence or loss of which would not have a material adverse effect on the Business of the Company:

                              (a) fictional business names, trading names, registered and unregistered trademarks, service marks, and applications therefor as well as the goodwill of the business associated therewith (collectively, "Marks");

                              (b)       patents, patent applications, and
          inventions and discoveries that may be patentable (collectively, "Patent Rights");

                              (c) copyrightable works in both published works and unpublished works registered and unregistered, including any software (collectively, "Copyrights"); and

                              (d)       trade secrets (such as customer
          information, technical and non-technical data, a formula, pattern, compilation, program, device, method, technique, drawing, process) and other confidential and proprietary information concerning the products, processes or services of the Company (collectively, "Trade Secrets").

          The Intellectual Property Assets constitute all of the Marks, Patent Rights, Copyrights and Trade Secrets which are necessary for the conduct of the Business (other than the Cardiology Systems Group) in the manner conducted by the Company as of the Baseline Balance Sheet Date.

                    3.17.2 AGREEMENTS. SCHEDULE 3.17.2 contains a complete and accurate list of all royalty or fee-bearing Contracts involving or relating to the Intellectual Property Assets to which the Company is licensor, or all royalty or fee-bearing Contracts involving Marks, Patent Rights, Copyrights or Trade Secrets of third parties to which the Company is bound as licensee. There are no outstanding and, to the Seller's Knowledge, no threatened disputes or disagreements with respect to any such Contracts.

                    3.17.3 NO ENCUMBRANCES. Other than as described in that certain Domestic Subsidiary Security Agreement (Intellectual Property) granted by the Company in favor of ABN Amro Bank, N.V. ("ABN Amro") and the ABN Amro guaranty described in Section 8.1.8 below, the Intellectual Property Assets are held free and clear of all Liens, security interests, charges, encumbrances, equities, and other adverse claims. All current Employees of the Company and, to the Seller's Knowledge, all former Employees, have executed written Contracts with the Company that assign to the Company all rights to any inventions, improvements, discoveries or information relating to the Business after such time as such Employees became employed by the Company. No Employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the Employee may be engaged or requires the Employee to transfer, assign, or disclose information concerning his or her work to anyone other than the Company.

                    3.17.4 PATENT RIGHTS. Except as set forth in SCHEDULE 3.17.4, the Company does not own or license any Patent Rights and has not filed any applications for a patent. To the Seller's Knowledge, none of the products manufactured and sold or services rendered, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

                    3.17.5    TRADEMARKS.

                              (a) SCHEDULE 3.17.5 contains a complete and accurate list and summary description of all Marks owned by the Company, including the dates of first use of each such Mark and samples evidencing the manner in which the Mark has been used. The Company is the owner of all right, title, and interest in and to each of the Marks set forth in SCHEDULE 3.17.5 free and clear of all Liens, security interests, charges, encumbrances, equities and other adverse claims, except to the extent the absence or loss of such Marks would not have a material adverse effect on the Business.

                              (b) To the Seller's Knowledge, no Mark set forth in SCHEDULE 3.17.5 has been or is now involved in any opposition, invalidation, or cancellation and no such action is threatened with respect to any of such Marks.

                              (c)       To Seller's Knowledge, there is no
          potentially interfering trademark or trademark application of any third party with respect to such Marks.

                              (d) To the Seller's Knowledge, no such Mark is infringed or has been challenged or threatened in any way. To Seller's Knowledge, none of the Marks set forth in SCHEDULE 3.17.5 used by the Company infringes or is alleged to infringe any trade name, trademark or service mark of any third party.

                              (e) All products and materials containing such Marks bear the proper federal registration notice where permitted by law.

                    3.17.6 COPYRIGHTS. To the Seller's Knowledge, none of the subject matter of any of the Company's Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party. Except as set forth in SCHEDULE 3.17.6, the Company is the owner of all right, title, and interest in and to each of such Copyrights free and clear of all Liens, security interests, charges, encumbrances, equities and other adverse claims, except to the extent the absence or loss of such Copyrights would not have a material adverse effect on the Business.

                    3.17.7    TRADE SECRETS.

                              (a)       With respect to each Company Trade
          Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

                              (b)       Seller has taken all reasonable
          precautions to protect the secrecy, confidentiality, and value of such Trade Secrets. The Company has good title and an absolute right to use such Trade Secrets, except to the extent the absence or loss of such Trade Secrets would not have a material adverse effect on the Business. Such Trade Secrets are not part of the public knowledge or literature, and, to Seller's Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person or to the detriment of Seller. To Seller's Knowledge, no adverse claim to any such Trade Secret has been asserted. To Seller's Knowledge, no such Trade Secret is subject to any adverse claim, has been challenged or threatened in any way or infringes any proprietary right of any other Person.

          3.18      EMPLOYEES; EMPLOYMENT AGREEMENTS AND POLICIES.

                    3.18.1 SCHEDULE 3.18.1 sets forth for each employee of the Company ("Employee"), the Employee's (i) date of employment, (ii) job title or position, (iii) base salary on an annualized basis, (iv) work location, (v) eligibility, if any, for any bonus payment, and (vi) eligibility for or receipt of options to purchase capital stock of the Company or Seller. Seller and the Company shall use commercially reasonable efforts to continue the employment of said Employees with the Company until the Closing. To Seller's Knowledge, no director, officer or Key Employee intends to terminate his employment with the Company prior to Closing.

                    3.18.2 None of the Employees is subject to a collective bargaining or other labor union agreement. No material work stoppage or material labor dispute against the Company in connection with the Business is pending or, to Seller's Knowledge, threatened and, to Seller's Knowledge, there is no related organizational activity by any Employees. As of the date hereof, the Company has not received any written notice of any unfair labor practice in connection with the Business, and, to Seller's Knowledge, no such complaints are pending before the National Labor Relations Board or other similar Governmental Authority.

                    3.18.3 SCHEDULE 3.18.3 sets forth a list (in the case of written documents) or description (in the case of unwritten material) of any of the following with respect to which the Company has or may have any existing or future obligation (the "Employment Obligations") to any past or present Employee, consultant, individual independent contractor, director, officer or person engaged in any similar capacity:

                              (a) Contracts between the Company and any such Employee, consultant, individual independent contractor, director, officer or person; or

                              (b) Policies, plans, terms, conditions or practices of the Company relating to any aspect of the Company's relations with Employees generally, or any individual or class of Employees, consultants, individual independent contractors, directors, officers or persons.

                    3.18.4 No Employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such Employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect the ability of the Company to conduct its Business, including any Proprietary Rights Agreement with the Company by any such Employee or director.

          3.19      BENEFIT PLANS.

                    3.19.1 SCHEDULE 3.19.1 contains a correct and complete list identifying each material "employee benefit plan," as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) that is maintained, administered or contributed to by the Company or any of its ERISA Affiliates and covers any employee or former employee of the Company. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations will be made available upon request to Buyer together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto), the most recent summary plan description and material employee communications prepared in connection with any such plan. Such plans are referred to collectively herein as the "Company Employee Plans." For purposes of this Section 3.19, "ERISA Affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.

                    3.19.2 No Company Employee Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. At no time has the Company or any of its ERISA Affiliates contributed to, or been required to contribute to, any "multiemployer plan," as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), or any other plan subject to Title IV of ERISA (a "Retirement Plan"), and neither the Company nor any of its ERISA Affiliates has, or ever has had, any material liability relating to the withdrawal or partial withdrawal from a Multiemployer Plan. To the Seller's Knowledge, no condition exists and no event has occurred that would be reasonably likely to constitute grounds for termination of any Company Employee Plan that is a Retirement Plan or, with respect to any Company Employee Plan that is a Multiemployer Plan, presents a material risk of a complete or partial withdrawal under Title IV of ERISA and neither the Company nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that would be reasonably likely to have a material adverse effect on the Company. To the Seller's Knowledge, nothing has been done or omitted to be done and no transaction or holding of any asset under or in connection with any Company Employee Plan has occurred that will make the Company, or any officer or director of the Company, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code (assuming the taxable period of any such transaction expired as of the date hereof) that would be reasonably likely to have a material adverse effect on the Company.

                    3.19.3 To the Seller's Knowledge, each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code now meets, and at all times since its inception have met, the requirements for such qualification other than such requirements for which a remedial amendment period has not expired, and each trust forming a part thereof is now, and at all times since its inception has been, exempt from tax pursuant to Section 501(a) of the Code. Each such plan has received a determination letter from the Internal Revenue Service to the effect that such plan is qualified and its related trust is exempt from federal income taxes. The Company has furnished, or will make available upon request, to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Company Employee Plan. To the Seller's Knowledge, each Company Employee Plan has been maintained and administered in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Company Employee Plan; provided, however, that in any case in which any Company Employee Plan is currently required to comply with a provision of ERISA or the Code, but has not yet been amended to reflect such provision under the current remedial amendment period, such plan has been maintained and administered in accordance with the provision, and any case in which any Company Employee Plan has been submitted to the Walk-in Closing Agreement Program of the Internal Revenue Service's Employee Plans Compliance Resolution System, as set forth in Revenue Procedure 98-22 and 2000-16. To the Seller's Knowledge, all material reports, returns and similar documents with respect to each Company Employee Plan required to be filed with any governmental agency or distributed to any Company Employee Plan participant have been duly timely filed and distributed.

                    3.19.4 There is no contract, agreement, plan or arrangement that, as a result of the transactions contemplated by this Agreement, would be reasonably likely to obligate the Company to make any payment of any amount that would not be deductible pursuant to the terms of
Section 162(m) or Section 280G of the Code.

                    3.19.5 Except as disclosed in writing to the Buyer prior to the date hereof, there has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any Company Employee Plan that would increase materially the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended on the Baseline Balance Sheet Date.

                    3.19.6 No Company Employee Plan promises or provides post-retirement medical, life insurance or other benefits due now or in the future to current, former or retired employees of the Company.

          3.20 TAXES. All federal, state, local and foreign tax returns, reports, declarations and forms relating to the Company or any combined, consolidated, affiliated or unitary tax group of which the Company is or has been a member that were required to be filed prior to the date hereof ("Returns") have been accurately prepared in all material respects and timely filed. All Taxes that have become due for the periods covered by the Returns and all deficiencies and assessments for any amount of Taxes that are or would become payable by the Company or chargeable as a Lien upon any of the Company's assets have been duly and timely paid. Except as set forth on SCHEDULE 3.20, the Company is not the beneficiary of any extension of time within which to file any Return. The Company has not made any material payments, is not obligated to make any material payments and is not a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Section 280(G) of the Code.

          3.21 INSURANCE. SCHEDULE 3.21 contains a correct and complete list of all insurance policies of the Company concerning its Business and property. These policies are in the amounts set forth in SCHEDULE 3.21. The Company has maintained and now maintains: (i) insurance on all assets and business of a type customarily insured, covering property damage and loss of income by fire or other casualty; and (ii) adequate insurance protection against all liabilities, claims and risks against which it is customary to insure. Seller is not in default with respect to payment of premiums on any such policy. Except as set forth in SCHEDULE 3.21, no claim is pending under any such policies. The Employee Benefits Liability Policy and the Errors and Omission Policy maintained by Seller are the only claims made coverage policies. At Buyer's request, Seller will cooperate with Buyer in securing tail coverage with respect to such policies (such coverage to be at Buyer's expense).

          3.22 AFFILIATE AGREEMENTS. SCHEDULE 3.22 lists each Contract between the Company and (i) Seller, (ii) any Affiliate of the Company, or (iii) any Affiliate of Seller which is currently in effect.

          3.23 BROKERS. Except as set forth in SCHEDULE 3.23, no person is or will become entitled to receive any brokerage or finder's fee, advisory fee or other similar payment for the transactions contemplated by this Agreement by virtue of having been engaged by or acted on behalf of the Company or Seller.

          3.24 CONDITION OF ASSETS. The buildings, plants, structures and equipment utilized by the Company are structurally sound, in good operating condition and repair, and are adequate for the uses to which they are being put, and, to Seller's Knowledge, none of such buildings, plants, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

          3.25 DEFERRED REVENUE. SCHEDULE 3.25 is a complete and accurate list for each significant customer of the Company (as set forth on SCHEDULE 3.13 above) of the deferred revenue of the Company for each such customer, as of the Baseline Balance Sheet Date.

          3.26 BANK ACCOUNTS AND POWERS OF ATTORNEY. SCHEDULE 3.26 sets forth each bank, savings institution and other financial institution with which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto. Except as disclosed on
SCHEDULE 3.26, the Company has not given any revocable or irrevocable powers of attorney or similar grant of authority to any Person relating to the Company for any purpose whatsoever.

          3.27 BOOKS AND RECORDS. Except as set forth on SCHEDULE 3.27, all books of account, minute books and other records relating to the ownership and operation of the Company are complete and correct and have been maintained in accordance with sound business practices. At the Closing, all of those books and records will be in the possession of the Company.

          3.28 CERTAIN BUSINESS PRACTICES. Neither the Company, nor to Seller's Knowledge, any director, officer, agent or employee of the Company, has
(a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (assuming for purposes of this Section
3.28 that the Company is subject to Section 30A of the Exchange Act), or (c) made any other unlawful payment.

          3.29 REPRESENTATIONS AND WARRANTIES NOT MISLEADING. No representation or warranty of Seller contained in this Agreement omits to state any material fact necessary to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer makes the following representations and warranties to Seller:

          4.1 ORGANIZATION; POWER AND AUTHORITY. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all corporate power needed to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby to be consummated by it. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Merger Sub has all corporate power needed to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby to be consummated by it.

          4.2       AUTHORIZATION; EXECUTION AND VALIDITY.

                    (i) The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby to be consummated by it have been duly authorized by all necessary company action. This Agreement has been duly and validly executed and delivered by Buyer, constitutes a valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except to the extent that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.

                    (ii) The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby to be consummated by it have been duly authorized by all necessary company action. This Agreement has been duly and validly executed and delivered by Merger Sub, constitutes a valid and binding obligation of Merger Sub and is enforceable against Merger Sub in accordance with its terms, except to the extent that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.

          4.3 NO CONFLICT; BUYER CONSENTS. The execution, delivery and performance by each of Buyer and Merger Sub of this Agreement will not (i) violate any Law to which Buyer or Merger Sub is subject, (ii) violate any Charter Document of Buyer or Merger Sub, (iii) violate any Order to which Buyer or Merger Sub is a party or by which it is bound, (iv) require any Consent from any Person, including any Governmental Authority, other than the consent and approval of the U.S. Federal Trade Commission ("FTC") and U.S. Department of Justice ("DOJ") to the filing made by the Parties pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (as described in Section 7.6 below) and actions to be taken by Seller and the Company, or (v) breach any material Contract to which Buyer or Merger Sub is a party or by which it is bound.

          4.4 LITIGATION; ORDERS. There is no Action by any Person or by or before any Governmental Authority that is pending or, to Buyer's Knowledge, threatened by against or affecting Buyer or any of its properties, assets, operations or business which would, if adversely determined, have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement, nor is Buyer subject to any Order which would have any such effect.

          4.5 BROKERS. No Person is or will become entitled to receive any brokerage or finder's fee, advisory fee or other similar payment for the transactions contemplated by this Agreement by virtue of having been engaged by or acted on behalf of Buyer.

                                    ARTICLE 5
                       COVENANTS OF SELLER AND THE COMPANY

          5.1 COOPERATION BY SELLER AND THE COMPANY. From the date hereof through the Closing Date, Seller shall, and Seller shall cause the Company to, use all commercially reasonable efforts to take all actions and to do all things necessary or advisable to consummate the transactions contemplated by this Agreement and to cooperate with Buyer in connection with the foregoing, including using commercially reasonable efforts to obtain all of the Required Consents; provided, however, that Seller and the Company shall not be required to incur unreasonable expense in connection with their obligations under this
Section 5.1. Unless required for consummation of the transactions contemplated by this Agreement, Seller and the Company shall have no obligation to amend, or cause to be amended, any Contract, to change, or cause to be changed, any Permit, or to make, or cause to be made, any payment to obtain any Required Consent.

          5.2 PRE-CLOSING ACCESS TO INFORMATION. From the date hereof through the Closing Date, Seller and the Company shall (i) afford to Buyer, its accountants and its counsel access, in a reasonable manner, upon reasonable notice and at reasonable times, full and free access to each of the Company's personnel, properties, contracts, books and records, and other reasonable documents and data, and the Independent Firm, (ii) furnish Buyer, its accountants and its counsel with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (iii) furnish Buyer, its accountants and its counsel with such additional financial, operating and other data and information as Buyer may reasonably request.

          5.3 CONDUCT OF BUSINESS. From the date hereof through the Closing Date, except as set forth on SCHEDULE 5.3 and except for the sale of the Cardiology Systems Group, the Company shall, and Seller shall cause the Company to, in connection with the conduct of the Business, use commercially reasonable efforts to: (i) preserve substantially its relationships with suppliers, customers and Employees; (ii) maintain substantially the same amounts and kinds, in the aggregate, of existing insurance coverage; (iii) perform its obligations under the Material Contracts and material Permits in all material respects; (iv) comply with all applicable Laws in all material respects; and (v) carry on the Business in the ordinary course and consistent with past practice. The Company shall not, and Seller shall cause the Company to not, in connection with the conduct of the Business, without the prior written consent of Buyer, which shall not be unreasonably withheld:

                    5.3.1 incur or guarantee any debt relating to the Business, except accounts payable incurred in the ordinary course of business and consistent with past practice;

                    5.3.2 sell, assign or transfer, or permit the creation of any Lien on, any of the assets of the Company, except for the sale of the Cardiology Systems Group and any such assets disposed of in the ordinary course of business and consistent with past practice;

                    5.3.3 enter into any Material Contract or Material Lease relating to the Business outside the ordinary course of business and consistent with past practice;

                    5.3.4 amend or terminate any Material Contract, Material Lease or material Permit relating to the Business in a manner that is not in the ordinary course of business and consistent with past practice;

                    5.3.5 except for customary merit, cost-of-living and promotional increases to Employees in the ordinary course of business and consistent with past practice, increase the rate of compensation or bonus eligibility for any Employee;

                    5.3.6 pay any dividend or distribution in cash or any other form to, on behalf of, at the direction of, or for the benefit of, Seller;

                    5.3.7 waive any material right, forgive any material debt (other than intercompany debt) or release any material claim relating to the Business, except in the ordinary course of business and consistent with past practice;

                    5.3.8 accelerate or delay the sale of services or equipment constituting the conduct of the Business or the collection of accounts receivable of the Company in a manner that is not in the ordinary course of business and consistent with past practice;

                    5.3.9 take any action that would cause or result in, or that would reasonably be expected to, cause or result in (i) any of the representations or warranties set forth in this Agreement not to be true and correct as of the Closing Date, or (ii) the nonperformance in any material respect of Seller's covenants set forth in this Agreement; or

                    5.3.10 agree to take any of the actions described in Sections 5.3.1 through 5.3.9.

          5.4 FURTHER ASSURANCES. Subject to the other terms and conditions of this Agreement, at any time and from time to time, whether before or after the Closing, Seller and the Company shall execute and deliver all instruments and documents and take all other action that Buyer may reasonably request to consummate or to evidence the consummation of the transactions contemplated by this Agreement; provided, however, that Seller and the Company shall not be required to incur unreasonable expense in connection with its obligation under this Section 5.4.

          5.5 COOPERATION. Prior to the Closing, Seller and the Company shall provide commercially reasonable cooperation to Buyer and shall take all actions that are commercially reasonable and requested by Buyer to ensure a smooth transition of the ownership of the Company from Seller to Buyer.

          5.6 SUPPLEMENTS TO SCHEDULES. If any event occurs or condition changes that causes any of its representations or warranties in this Agreement to be inaccurate, Seller shall notify Buyer thereof in writing. Seller may supplement the Schedules to account for any such event or change. If Seller gives written notice to Buyer of any proposed supplement to the Schedules and Buyer fails to deliver a written objection to such proposed supplement within two business days of Seller's notice, Buyer shall be deemed to have consented to such proposed supplement.

          5.7 NOTICE OF BREACH. If at any time on or before the Closing Date, Seller obtains any knowledge (whether through investigation or otherwise) of any fact, condition or event constituting a material breach of any representation or warranty of Seller set forth herein or any document referred to herein, then Seller shall immediately upon obtaining such knowledge inform Buyer thereof and of such breach. Buyer shall have two business days to waive such breach in writing or terminate the Agreement in accordance with Section
9.1.1 below, after such time Seller's notice shall be deemed to have qualified the representations and warranties of Seller contained in Article 3 above, to have amended the Schedules delivered pursuant hereto, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder.

          5.8       EXCLUSIVE DEALING. From the date hereof until the earlier of
(i) the termination of the Agreement pursuant to Article 9 hereof, or (ii) the Closing Date, Seller and Company shall not, and the Seller and Company shall not authorize or permit any of the officers, directors or employees of Seller, the Company or any investment banker, financial advisor, attorney, accountant or other representative retained by Seller or the Company to, initiate, solicit, negotiate or encourage (including by way of furnishing information), or take any other action to facilitate or entertain, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any proposal or offer to acquire all or any part of the Business of the Company, or all or any part of the Shares or other equity security of the Company, whether by merger, consolidation, purchase of assets or capital stock, exchange offer or other similar business combination, whether for cash, securities or any other consideration or combination thereof (any such transaction being referred to herein as an "Other Acquisition Transaction"), or agree to endorse or recommend any such Other Acquisition Transaction; provided, however, that Seller and the Company, and their directors and officers, will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require such action. Seller shall provide Buyer notice of any such participation or furnishing of information. It shall not be a violation of this Section 5.8 for Seller or the Company to inform a Person making an unsolicited offer that Seller or the Company, as the case may be, cannot then discuss any such proposal.

                                    ARTICLE 6
                               COVENANTS OF BUYER

          6.1 COOPERATION BY BUYER. From the date hereof through the Closing Date, Buyer and Merger Sub shall use commercially reasonable efforts to take all actions and to do all things necessary or advisable to consummate the transactions contemplated by this Agreement and to cooperate with Seller in connection with the foregoing, including using commercially reasonable efforts to obtain all of the Required Consents; provided, however, that Buyer and Merger Sub shall not be required to incur unreasonable expense in connection with their obligation under this Section 6.1.

          6.2 FURTHER ASSURANCES. Subject to the other terms and conditions of this Agreement, at any time and from time to time, whether before or after the Closing, Buyer and Merger Sub shall execute and deliver all instruments and documents and take all other action that Seller may reasonably request to consummate or to evidence the consummation of the transactions contemplated by this Agreement; provided, however, that Buyer and Merger Sub shall not be required to incur unreasonable expense in connection with their obligation under this Section 6.2.

          6.3 NOTICE OF BREACH. If at any time on or before the Closing Date, Buyer obtains any knowledge (whether through investigation or otherwise) of any fact, condition or event constituting a breach of any representation or warranty of Seller set forth herein or any document referred to herein, then Buyer shall immediately upon obtaining such knowledge inform Seller thereof and of such breach.

          6.4 INTERCOMPANY TRADE PAYABLE. Within 30 calendar days of the Closing Date, Buyer, or the Surviving Corporation, shall pay to Seller the balance outstanding, as of the Closing Date, of the Intercompany Trade Payable.

          6.5 USE OF NAME. Buyer and the Surviving Corporation each agree that, from and after the Closing Date, it will not use in any manner whatsoever the name "ADAC" without the prior written consent of Seller; provided, however, that, until June 30, 2001, Buyer may state, whether in marketing materials or otherwise, that the Company has been acquired by Buyer pursuant to the Merger and that the Company is "formerly known as" ADAC Healthcare Information Systems, Inc. After such period, any use of the name "ADAC" by Buyer may not be made without the prior written consent of Seller, which shall not be unreasonably withheld.

                                    ARTICLE 7
                              ADDITIONAL AGREEMENTS

          7.1       GOVERNMENTAL MATTERS.

                    7.1.1 GOVERNMENTAL APPROVALS. Each of Buyer, Seller, the Company and Merger Sub shall comply with any other Laws which are applicable to any of the transactions contemplated hereby and pursuant to which government notification or approval of such transaction is necessary, including without limitation any notifications or filings under the HSR Act. Such parties shall cooperate with one another in providing any information about the Company or the Merger Sub which is required for this purpose and in promptly filing, separately or jointly, any applications for such government notification or approval. Such parties shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated hereby.

                    7.1.2 NO REQUIRED DISPOSITIONS OR OTHER ADVERSE ACTIONS. Notwithstanding any other provision of this Agreement to the contrary, neither Party nor their respective Affiliates shall be obligated, in order to obtain any Permit or other approval by any Governmental Authority that is necessary to consummate the transactions contemplated hereby, to (i) hold, separate, sell or otherwise dispose or make reductions in the scope or use of their respective businesses, assets or properties, (ii) materially prejudice the benefits to be received from the transactions contemplated hereby, or (iii) take any action or refrain from taking any action that may have a material adverse effect on their respective business, assets, results of operations or financial condition.

          7.2 TAX INFORMATION AND ASSISTANCE. The Parties shall provide each other with such commercially reasonable assistance as may be requested by them in connection with the preparation of any Tax Return, any Tax audit or other examination by any Governmental Authority, or any judicial or administrative proceedings related to liability for Taxes. The Parties shall retain and provide each other upon written request with records or information which may be relevant to such preparation, audit, examination, proceeding or determination. Such assistance shall include making employees available on a mutually convenient basis to provide and explain such records and information and shall include providing copies of any relevant Tax Returns and supporting work schedules. The Party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.

          7.3       BOOKS AND RECORDS.

                    7.3.1 ACCESS. For a two year period ending on the second anniversary of the Closing, each Party shall provide the other Party with commercially reasonable access during normal business hours to its books and records relating to the Company (other than books and records protected by the attorney-client privilege) to the extent that they relate to the condition or operation of the Business prior to the Closing and are requested by such Party to prepare its Returns, to respond to Third Party Claims or for any other legitimate purpose specified in writing. Each Party shall have the right, at its own expense, to make copies of any such books and records.

                    7.3.2 CONFIDENTIALITY. Each Party may take such action which it deems to be commercially reasonable to separate or redact information unrelated to the Business from documents and other materials requested and made available pursuant to this Section 7.3 and may condition the other Party's access to documents and other materials that it deems confidential to the execution and delivery of an agreement by the other Party not to disclose or misuse such information.

                    7.3.3 ASSISTANCE. Each Party shall, upon receipt of a commercially reasonable request in writing and at the requesting Party's expense, make personnel reasonably available to assist in locating and obtaining any books and records relating to the Company to the extent that they relate to the condition or operation of the Business prior to the Closing and make personnel reasonably available whose assistance, participation or testimony is reasonably required in anticipation of, preparation for or the prosecution or defense of any Third Party Claim in which the other Party does not have any adverse interest.

          7.4       COVENANT NOT TO COMPETE.

                    7.4.1 As a material inducement to enter into this Agreement, Seller agrees that, for a period of five years after the Closing Date, Seller will not, directly or indirectly, anywhere within North America,
(i) own, manage, operate or control, either directly or indirectly, any business which is competitive with the business of radiology information systems, laboratory information systems, image management workflow engine and PACS (the "HCIS Business"), or divert, or attempt to divert, clients, customers (if such customers were customers of the Company within the year prior to the Closing
Date) or accounts of Seller or the Company, or Buyer (after the Closing Date), related to the HCIS Business; or (ii) entice, induce or in any manner influence any person who is in the employ or service of the Company prior to the Closing Date to become employed by Seller or any other Person (provided, however, that the Parties acknowledge and agree that Seller shall not be liable for a breach of this Section 7.4.1(ii) for responses by such employees to general solicitations for employment by Seller, or in the event such employees initiate contact with the Seller);

                    7.4.2 Seller will not at any time disclose to any person, other than Buyer or any of Buyer's Affiliates, or use any Trade Secrets owned, possessed, licensed or used by or relating to the Company, whether or not such information is embodied in writing or other physical form;

                    7.4.3 Seller recognizes that all documents and objects containing any Trade Secrets, whether developed by Seller or the Company or by someone else for Seller or any of its Affiliates, will after the Closing Date become the respective exclusive property of Buyer or any of its Affiliates, as the case may be;

                    7.4.4 Because the breach or anticipated breach of the restrictive covenant provided for in this Section 7.4 will result in immediate and irreparable harm and injury to Buyer and its Affiliates, for which they will not have an adequate remedy at law, Seller agrees that Buyer and its Affiliates shall be entitled to relief in equity to temporarily and/or permanently enjoin such breach or anticipated breach and to seek any and all other legal and equitable remedies to which Buyer and its Affiliates may be entitled. It is expressly understood and agreed that although Seller and Buyer consider the restrictions contained in this Section 7.4 to be reasonable and necessary to protect the Business in the context in which made, if a final judicial determination is made that the time, territory, scope or any other restriction contained in this Section 7.4 is unreasonable or otherwise unenforceable, neither this Agreement nor the provisions of this Section 7.4 shall be rendered void, but shall be deemed amended to apply as to such maximum scope, time and territory and to such other extent as such court may judicially determine or indicate to be reasonable, or if such court does not so determine or indicate, to the maximum extent which any pertinent statute or judicial decision may indicate to be a reasonable restriction under the circumstances involved, and as so modified, the restrictions contained in this Section 7.4 shall be binding and enforceable; and

                    7.4.5 Notwithstanding anything to the contrary contained in this Section 7.4, Buyer acknowledges and agrees that Seller shall not be in breach of this covenant not to compete in the event that Seller, during the period set forth herein, is acquired by a third party pursuant to a Change of Control Acquisition (as defined below) which such third party's business includes HCIS Business. For purposes of this Section 7.4.5, a "Change of Control Acquisition" shall mean the merger or consolidation of Seller with or into another corporation or entity, or the merger or consolidation of any other corporation or entity with or into the Seller, pursuant to which the shareholders of Seller immediately prior to such merger or consolidation hold less than 50% of the voting equity securities of the surviving corporation or entity immediately after such transaction.

                    7.4.6 Notwithstanding anything to the contrary contained in this Section 7.4, no provision of this Section 7.4 shall in any way limit Seller's ability to design, develop or provide, alone or in combination with other parties, image management, workflow engines or PACS products or solutions if sold as a feature of, enhancement to, or extension of Seller's products after the Closing Date. It is understood and agreed that Seller may provide such features, enhancements or extensions in connection with its Nuclear Medicine, PET and Radiation Therapy products, as well as any other clinical devices it may develop in the future (other than related to the HCIS Business).

          7.5 CARDIOLOGY SYSTEMS GROUP. Prior to the Closing, the Company shall transfer to the Seller, or an Affiliate of Seller, or a third party purchaser, all of the assets and liabilities of the Cardiology Systems Group. After the Closing, Buyer and the Company shall use all commercially reasonable efforts to take all actions and to do all things necessary or advisable to consummate such transfer of the assets and assumption of liabilities of the Cardiology Systems

Group, including without limitation (i) working with any purchaser of such business with respect to shared clients and customers and coordinating marketing and billing issues, and (ii) the transfer of the Marks "CorCATT" and "CorTET" to the third party purchaser, as well as the Copyrights identified on SCHEDULE
3.17.6 to such purchaser. Unless required for consummation of such transfer of the Cardiology Systems Group, Buyer and the Company shall have no obligation to amend, or cause to be amended, any Contract, to change, or cause to be changed, any Permit, or to make, or cause to be made, any payment to obtain any Consent; provided, however, that Buyer and the Company shall not be required to incur unreasonable expense. Seller shall work in good faith to obtain a similar commitment from the purchaser of the Cardiology Systems Group to use commercially reasonable efforts to take all actions and to do all things necessary or advisable to consummate the transfer of the assets and assumption of liabilities of the Cardiology Systems Group to such purchaser, including working with the Company with respect to shared clients and customers and coordinating marketing and billing issues.

          7.6 HSR ACT. As soon as may be reasonably practicable, to the extent applicable, the Seller, Company and Buyer each shall file, with the FTC and the Antitrust Division of the DOJ, Notification and Report Forms relating to the transaction contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the Parties. The Buyer and Seller each shall promptly (i) supply the others with any information which may be required in order to effectuate such filings, and (ii) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the Parties may reasonably deem appropriate. Any and all costs associated with such filings shall be shared equally between Buyer and Seller.

          7.7 HOUSTON LEASE. The Parties acknowledge that in order to obtain the consent of the landlord (the "Houston Landlord") to the assignment to the Surviving Corporation of the lease regarding the Company's leased facility at Five Greenway Plaza, Suite 1900, Houston, TX (the "Houston Lease"), the Houston Landlord may require the renegotiation of various aspects of such Lease, including the rental payments. Prior to the Closing Date, the Parties shall discuss in good faith whether the Houston Lease contains leased space not reasonably required by Buyer for the ongoing operations of the Surviving Corporation after the Closing, as well as the costs involved with decreasing the amount of space needed by the Surviving Corporation, including but not limited to moving to and reconfiguring the remaining space. To the extent the Houston Landlord has demanded an increase in rent or any other costs associated with the Houston Lease, the Parties agree to negotiate in good faith to reduce the economic impact to the Surviving Corporation of any such Landlord demand, including considering reducing the amount of space under the Houston Lease after the Closing Date; provided, however, that the final decision to reduce the amount of space under the Houston Lease shall be made by Buyer based upon its reasonably anticipated ongoing business requirements for the Company. In addition, to the extent necessary, the Parties shall further negotiate in good faith reasonable accommodations in order to allow Buyer to agree to conditions imposed by the Houston Landlord as a condition of such Landlord's consent to the assignment of the Houston Lease.

                                    ARTICLE 8
                         CONDITIONS PRECEDENT TO CLOSING

          8.1 CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any of which may be waived in writing by Buyer:

                    8.1.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller in this Agreement that are qualified as to materiality shall be accurate, and any such representations and warranties that are not so qualified shall be accurate in all material respects as of the date of this Agreement and as of the Closing Date (except for representations and warranties that address matters only as of a specific date, in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such specific date).

                    8.1.2 PERFORMANCE OF COVENANTS. Seller and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed by Seller and the Company prior to or at the Closing.

                    8.1.3 DELIVERY OF DOCUMENTS. Seller shall have delivered to Buyer the documents required by Section 2.2.2.

                    8.1.4 NO ORDER. No Order shall be in effect forbidding or enjoining the consummation of the transactions contemplated hereby.

                    8.1.5 REQUIRED CONSENTS. Seller or the Company shall have obtained all Required Consents to the consummation of the transactions contemplated by this Agreement.

                    8.1.6     RESERVED.

                    8.1.7 KEY EMPLOYEES. Each Key Employee shall be employed by the Company as of the Closing Date and, to Seller's Knowledge, shall not have provided the Company or Seller with notice of his or her intention to terminate employment with the Company after the Closing Date; provided, however, that this
Section 8.1.7 shall not apply to the Chief Operating Officer of the Company.

                    8.1.8 TERMINATION OF GUARANTY. Seller or the Company shall have terminated the subsidiary guaranty and all related agreements with ABN Amro and any liens granted by the Company pursuant to such guaranty and all related agreements shall have been released.

                    8.1.9 CARDIOLOGY SYSTEMS GROUP. Seller shall have transferred the assets and liabilities of the Cardiology Systems Group to a third party purchaser or to Seller (or any Affiliate thereof).

                    8.1.10 ARTICLES AND CERTIFICATE OF MERGER. The Articles of Merger and Certificate of Merger shall have been filed with, and accepted by, the Secretary of State of the State of Texas and Delaware, respectively.

                    8.1.11 SERVICES AGREEMENT. Buyer and Seller shall have negotiated in good faith, executed and delivered a Services Agreement between such Parties providing for, among other things, the matters set forth on
SCHEDULE 8.1.11.

                    8.1.12 HSR ACT. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby shall have expired or terminated early.

                    8.1.13 AUDITED BASELINE BALANCE SHEET. Seller shall have delivered to Buyer an Audited Baseline Balance Sheet and there shall not have been a material adverse difference between the unaudited Baseline Balance Sheet (included as part of SCHEDULE 3.7.1) and the Audited Baseline Balance Sheet; provided, however, that if there is such a difference and Buyer does not waive this condition in writing, Buyer and Seller shall negotiate in good faith to agree on an amendment to this Agreement that shall make an appropriate adjustment to the Purchase Price.

          8.2 CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any of which may be waived in writing by Seller.

                    8.2.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer in this Agreement that are qualified as to materiality shall be accurate, and any such representations and warranties that are not so qualified shall be accurate, in all material respects, as of the date of this Agreement and as of the Closing Date (except for representations and warranties that address matters only as of a specific date, in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

                    8.2.2 PERFORMANCE OF COVENANTS. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed by Buyer prior to or at the Closing.

                    8.2.3 DELIVERIES. Buyer shall have delivered to Seller the payments and documents required by Section 2.2.3.

                    8.2.4 NO ORDER. No Order shall be in effect forbidding or enjoining the consummation of the transactions contemplated hereby.

                    8.2.5 338(h)(10) ELECTION. Seller shall have received the completed Section 338(h)(10) Election from Buyer, as contemplated under
Section 2.12 above.

                    8.2.6 ARTICLES AND CERTIFICATE OF MERGER. The Articles of Merger and Certificate of Merger shall have been filed with, and accepted by, the Secretary of State of the State of Texas and Delaware, respectively.

                    8.2.7 SERVICES AGREEMENT. Buyer and Seller shall have negotiated in good faith, executed and delivered a Services Agreement between such Parties providing for, among other things, the matters set forth on
SCHEDULE 8.1.11.

                    8.2.8 HSR ACT. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby shall have expired or terminated early.

                                    ARTICLE 9
                        TERMINATION PRIOR TO CLOSING DATE

          9.1 TERMINATION. This Agreement may be terminated prior to the Closing Date only as follows:

                    9.1.1 by either Buyer or Seller upon written notice to the other Party if a material Breach of any provision of this Agreement has been committed by the other Party and such breach has not been waived in writing;

                    9.1.2 by the mutual written consent of the Buyer and Seller; or

                    9.1.3 by either Buyer or Seller upon written notice if the Closing has not occurred on or prior to November 30, 2000.

          9.2 EFFECT OF TERMINATION. If this Agreement terminates pursuant to Section 9.1, no Party shall have any liability or obligation to the other Party hereunder; provided, however, that no such termination shall relieve any Party of any liability or Damages resulting from a willful breach of this Agreement and Buyer shall be entitled to injunctive relief, specific performance or other equitable relief (without the posting of any bond), for any breach of this Agreement by Seller prior to the Closing; and provided further, however, that the provisions of Article 12, this Section 9.2 and Section 2.3 above (without Sections 2.3.1 and 2.3.2 thereunder) shall remain in full force and effect and survive any termination of this Agreement.

                                   ARTICLE 10
                                 INDEMNIFICATION

          10.1 INDEMNIFICATION BY SELLER. Subject to the other provisions of this Article 10, from and after the Closing Date, Seller shall indemnify and hold Buyer, the Company, their Affiliates and their respective employees, officers, directors and agents (the "Buyer Indemnitees") harmless from and against any and all Damages suffered by any Buyer Indemnitee arising out of:

                    10.1.1 the breach of any representation or warranty made by Seller in this Agreement or in any certificate required to be executed and delivered by Seller, the Company or their respective officers at the Closing pursuant to this Agreement;

                    10.1.2 the failure of Seller to perform any covenant or obligation by Seller contained in this Agreement or any other agreement required to be executed and delivered by Seller at the Closing pursuant to this Agreement;

                    10.1.3 any and all Claims relating to any Liabilities of the Company resulting from the Mandell or Evans employee litigation (the "Current Employee Claims"), as disclosed on SCHEDULE 3.14; and

                    10.1.4 the Cardiology Systems Group and its operations, including the sale of Cardiology Systems Group products and claims by any clients or customers of the Cardiology Systems Group, or any employees primarily employed by the Cardiology Systems Group;

provided, however, that no Buyer Indemnitees shall be entitled to any such indemnification pursuant to this Section 10.1 until such Indemnitees incur Damages in excess of $200,000 (the "Basket Amount") in the aggregate, in which case the Buyer Indemnitees shall be entitled to recover all Damages, up to the Indemnity Cap (as defined below), including the Basket Amount; and provided further, however, that such Basket Amount shall not apply to breaches of covenants or obligations by Seller or to Damages relating to Sections 10.1.3 and 10.1.4.

          10.2 INDEMNIFICATION BY BUYER. Subject to the other provisions of this Article 10, from and after the Closing Date, Buyer shall indemnify and hold Seller, its Affiliates and their respective employees, officers, directors and agents (the "Seller Indemnitees") harmless from and against any Damages suffered by any Seller Indemnitee arising out of:

                    10.2.1 the breach of any representation or warranty made by Buyer in this Agreement or in any certificate required to be executed and delivered by Buyer or Merger Sub or their officers at the Closing pursuant to this Agreement;

                    10.2.2 the failure of Buyer to perform any covenant or obligation by Buyer contained in this Agreement or any other agreement required to be executed and delivered by Buyer at the Closing pursuant to this Agreement; and

                    10.2.3 any Damages resulting to Seller due to any Claim by an Employee against the Buyer after the Closing, pursuant to which Seller is named a party in its capacity as the former sole shareholder of the Company, unless such Claim arises due to a breach by Seller of its representation and warranty under Section 3.14 above;

provided, however, that no Seller Indemnitees shall be entitled to any such indemnification pursuant to this Section 10.2 until such Indemnitees incur Damages in excess of the Basket Amount in the aggregate, in which case the Seller Indemnitees shall be entitled to recover all Damages, up to the Indemnity Cap (as defined below), including the Basket Amount; and provided further, however, that such Basket Amount shall not apply to breaches of covenants or obligations by Buyer.

          10.3      NOTICE AND RESOLUTION OF CLAIMS.

                    10.3.1 NOTICE. Each person entitled to indemnification pursuant to Section 10.1 or Section 10.2 (an "Indemnitee") shall promptly give written notice to the indemnifying Party after obtaining knowledge of any claim that it may have pursuant to this Article 10. Such notice shall set forth in reasonable detail the claim and the basis for indemnification.

                    10.3.2 RIGHT TO ASSUME DEFENSE. If such claim for indemnity shall arise from a claim or Action involving a third party (a "Third Party Claim"), the Indemnitee shall permit the indemnifying Party (the "Indemnifying Party") to assume its defense. If the Indemnifying Party assumes the defense of such Third Party Claim, it shall take all steps, as advised by its counsel, necessary to investigate, defend or settle such Action and shall, subject to
Section 10.4 below, hold the Indemnitee harmless from and against any and all Damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such Third Party Claim. Without the written consent of the Indemnitee, the Indemnifying Party shall not consent to entry of any judgment or enter into any settlement that does not include an unconditional and complete release of the Indemnitee by the claimant or plaintiff making the Third Party Claim without the imposition of any injunction or other equitable relief against the Indemnitee. The Indemnitee may participate in such defense or settlement through its own counsel, but at its own expense; provided, however, that if there is an actual conflict of interest between Indemnitee and the Indemnifying Party with respect to such Third Party Claim, which shall be subject to the reasonable determination of the Indemnitee and subject to the reasonable approval of the Indemnifying Party, the Indemnitee may retain its own counsel at the Indemnifying Party's expense.

                    10.3.3 FAILURE TO ASSUME DEFENSE. Failure by the Indemnifying Party to notify the Indemnitee of its election to assume the defense of any Third Party Claim within 30 calendar days after its receipt of notice thereof pursuant to Section 10.3.1 shall be deemed a waiver by the Indemnifying Party of its right to assume the defense of such Third Party Claim. In such event, the Indemnitee may defend against such Third Party Claim in any manner it deems appropriate. The Indemnitee may settle such Third Party Claim, or consent to the entry of any judgment with respect thereto, provided that it acts in good faith and in a commercially reasonable manner.

          10.4 SURVIVAL. Neither Party shall have any obligation to indemnify any Indemnitee pursuant to Sections 10.1.1 or 10.2.1 for the breach of any representation or warranty unless such Indemnitee has given written notice to such Party of such breach in accordance with Section 10.3.1 prior to the expiration of two years after the Closing Date, in the case of all representations and warranties except:

                              (i)       those representations and warranties set
forth in Section 3.15 in respect of which such notice must be given prior to the fifth anniversary of the Closing Date;

                              (ii)      those representations and warranties set
forth in Section 3.4, Section 3.5 or Section 4.2 which shall survive indefinitely; and

                              (iii)     those representations and warranties set
forth in Sections 3.19 and 3.20 which shall survive until the expiration of the statutory limitation periods pertaining to the respective events which may constitute a breach of such representations and warranties.

          10.5 MAXIMUM PAYMENTS; EXCLUSIVE REMEDY. The maximum obligation for Damages by either Party pursuant to this Article 10 shall not exceed $4,000,000 (the "Indemnity Cap"); provided, however, that the Indemnity Cap shall not apply to Damages incurred by the Buyer (i) related to the Current Employee Claims, (ii) pursuant to Section 10.1.4 above, and (iii) due to Seller's breaches of its representations and warranties contained in Sections
3.15 and 3.20. In addition, the rights of the Parties under this Article 10 shall be the exclusive remedy for breaches of representations and warranties or breaches of covenants of the Parties under this Agreement, or, in the case of the Buyer only, for Damages resulting to the Buyer or the Company under Sections
10.1.3 or 10.1.4 above, except for (i) any such breaches resulting due to fraud by a Party, or (ii) in the case of Buyer only, Buyer's ability to seek specific performance, or other equitable relief, due to any breaches by Seller of its covenants and obligations pursuant to Sections 5.8, 7.2, 7.3, 7.4, 7.5 and Article 11. Any obligation under this Article 10 of Seller to Buyer or the Company may be offset against the Buyer's payment obligations under Sections
2.10.2 or 2.10.3.

          10.6 OTHER INDEMNITEES. Buyer shall cause Buyer Indemnitees, and Seller shall cause Seller Indemnitees, to comply with the provisions and to abide by the limitations set forth in this Article 10.

                                   ARTICLE 11
                                EMPLOYEE MATTERS

          11.1      RESERVED.

          11.2 CHIEF OPERATING OFFICER. Prior to the Closing Date, Buyer shall decide whether or not it desires to employ the Chief Operating Officer of the Company. If Buyer determines it wishes to employ such Officer, it shall make an offer to such Officer which such offer, by its terms, shall require acceptance prior to the Closing Date. If such Officer accepts Buyer's offer of employment as of the Closing Date, Buyer shall thereafter be responsible for all benefits, severance and other customary employee payment obligations for such Officer. If Buyer determines not to employ the Chief Operating Officer of the Company, or such Officer does not accept Buyer's offer of employment prior to the Closing Date, Buyer shall provide Seller with written notice to such effect and Seller shall be responsible for all benefits, severance and other customary employee payment obligations for such Officer; provided, however, that Seller shall make such Officer reasonably available to Buyer and the Company (if such Officer remains employed by Seller) on a part-time basis, not to exceed 50% of such Officer's time, for a period not to exceed 90 calendar days after the Closing Date. Buyer shall reimburse Seller for such Officer's time (as to be provided in the Services Agreement).

          11.3 STOCK OPTIONS. As soon as practicable after the date of this Agreement, Seller shall provide notice to the option holders under the Company Option Plan that Buyer will not be assuming the options outstanding under such Plan. In the event that any optionee exercises its option (as such optionee shall have the ability to do for the requisite period under the Company Option Plan or otherwise) to purchase Common Stock of the Company, the Parties agree that they shall amend this Agreement as necessary to provide that such optionees are entitled to receive their pro rata portion of the Purchase Price, as well as any other required amendments pursuant thereto.

          11.4 CONTINUED COVERAGE UNDER PLANS. From and after the Closing Date, Buyer shall be responsible for all payroll services for Employees. Seller shall make arrangements for prompt payment of any payroll or other benefits to Employees due as of the Closing Date. Seller shall not be responsible for any such payments after the Closing Date. In addition, Seller will facilitate the transition of the Employees to COBRA insurance coverage as of the Closing Date and Buyer shall pay to Seller on behalf of all Employees the cost of such COBRA coverage. Buyer agrees to transition any Employees to Buyer's health plans no later than January 1, 2001. Seller shall not be responsible for any other employee benefits or plans as of the Closing Date;

provided, however, that Seller shall use its best efforts to facilitate the transfer of any such employee benefits or plans of the Company to Buyer after the Closing Date. In addition, Buyer shall assume the accrued vacation liability of the Employees as of the Closing Date and Seller shall have no responsibility for such accrued vacation liability thereafter.

                                   ARTICLE 12
                                  MISCELLANEOUS

          12.1 SEVERABILITY. If any provision of this Agreement as applied to any party or to any circumstance shall be held invalid, illegal or unenforceable by any court of competent jurisdiction, (i) the validity, legality and enforceability of the remaining provisions of this Agreement will remain in full force and effect, and (ii) the application of such provision to any other part or to any other circumstance shall not be affected or impaired thereby.

          12.2 SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the successors, whether by merger, consolidation or otherwise, and permitted assigns of the parties; provided, however, that neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other party. Any assignment in violation of this Section 12.2 shall be null and void.

          12.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original and all of which, when taken together, shall constitute one and the same agreement.

          12.4 HEADINGS. The captions and headings used in this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof.

          12.5 WAIVER. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement, or the documents referred to in this Agreement, will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

          12.6 NO THIRD-PARTY BENEFICIARIES. Nothing in this Agreement shall create or confer upon any Person (including but not limited to any Employees), other than the parties or their respective successors and permitted assigns, any legal or equitable rights, remedies, obligations, liabilities or claims under or with respect to this Agreement, except as expressly provided herein.

          12.7 NOTICES. Unless otherwise provided, all notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, in each case, if on a Business Day, and otherwise on the next Business Day, (ii) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, or (iii) the second Business Day if delivered by nationally recognized overnight courier. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                  If to Seller or the Company (prior to Closing):

                           ADAC Laboratories
                           540 Alder Drive
                           Milpitas, CA 95035
                           Attention: Chairman and Chief Executive Officer
                           Telephone: (408) 321-9100
                           Facsimile: (408) 321-9686

                           with a copy to:

                           Wilson Sonsini Goodrich & Rosati
                           650 Page Mill Road
                           Palo Alto, CA  94304
                           Attention: Page Mailliard, Esq.
                           Telephone: (650) 493-9300
                           Facsimile: (650) 493-6811

                  If to Buyer, Merger Sub or the Company (after the Closing):

                           Cerner Corporation
                           2800 Rockcreek Parkway
                           Kansas City, Missouri 64117
                           Attention: President
                           Telephone: (816) 221-1024
                           Facsimile: (816) 474-1742

                           with copies to:

                           Cerner Corporation
                           2800 Rockcreek Parkway
                           Kansas City, Missouri 64117
                           Attention: General Counsel
                           Telephone: (816) 201-2556
                           Facsimile: (816) 201-8556

                           Stinson, Mag & Fizzell, P.C.
                           1201 Walnut Street, Suite 2800
                           Kansas City, MO 64106
                           Attention: Craig L. Evans
                           Telephone: (816) 842-8600
                           Facsimile: (816) 691-3495

          12.8 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the Laws of the State of Delaware applicable to agreements made and to be performed wholly within such jurisdiction, without regard to conflicts of law principles.

          12.9      INTERPRETATION.

                    12.9.1 Unless specifically stated otherwise, references to Articles, Sections, Exhibits and Schedules refer to Articles, Sections, Exhibits and Schedules in this Agreement. References to "includes" and "including" mean "includes without limitation" and "including without limitation."

                    12.9.2 No provision of this Agreement shall be interpreted in favor of, or against, either of the parties by reason of the extent to which either such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

          12.10 PUBLIC ANNOUNCEMENTS. Seller and Buyer shall agree on the terms of any press releases or other public announcements related to this Agreement and shall consult with each other before issuing any press releases or other public announcements related to this Agreement. In addition, the parties agree to consult with, and provide commercially reasonable cooperation to, each other with respect to the form and content of any communication to Employees, customers, suppliers and others having dealings with the Company concerning this Agreement and the transactions contemplated thereby through the Closing Date.

          12.11 ENTIRE AGREEMENT. This Agreement, together with the Schedules and Exhibits hereto, constitutes the sole understanding of the parties with respect to the matters contemplated hereby and thereby and supersedes and renders null and void all prior agreements and understandings, written and oral, between the parties with respect to the subject matter hereof and thereof. No party shall be liable or bound to any other party in any manner by any promises, conditions, representations, warranties, covenants, agreements and understandings, except as specifically set forth herein or therein.

          12.12 AMENDMENT. No amendment, modification or alteration of the terms or provisions of this Agreement, including any Schedules and Exhibits, shall be binding unless the same shall be in writing and duly executed by the party against whom such amendment, modification or alteration is sought to be enforced.

          12.13 CONFIDENTIALITY. The parties acknowledge that the Confidentiality and Non-Disclosure Agreement dated October 4, 2000 remains in full force and effect and shall continue in full force and effect upon any termination of this Agreement pursuant to Article 9 above.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date set forth above.

                                            CERNER CORPORATION


                                            By:
                                               -------------------------------
                                                     Name:
                                                          --------------------
                                                     Title:
                                                           -------------------


                                            CERNER RIS ACQUISITION CORPORATION

                                            By:
                                               -------------------------------
                                                     Name:
                                                          --------------------
                                                     Title:
                                                           -------------------

                                            ADAC LABORATORIES

                                            By:
                                               -------------------------------
                                                     Name:
                                                          --------------------
                                                     Title:
                                                           -------------------

                                            ADAC HEALTHCARE INFORMATION
                                            SYSTEMS, INC.

                                            By:
                                               -------------------------------
                                                     Name:
                                                          --------------------
                                                     Title:
                                                           -------------------

                                        EXHIBITS

         EXHIBIT A(1)              Articles of Merger

         EXHIBIT A(2)              Agreement of Merger

         EXHIBIT B(1)              Secretary's Certificate of Seller

         EXHIBIT B(2)              Secretary's Certificate of the Company

         EXHIBIT B(3)              Secretary's Certificate of Buyer

         EXHIBIT B(4)              Secretary's Certificate of Merger Sub

         EXHIBIT C(1)              Officer's Certificate of Seller

         EXHIBIT C(2)              Officer's Certificate of Buyer

         EXHIBIT D(1)              Form of Opinion of Counsel to Seller

         EXHIBIT D(2)              Form of Opinion of Counsel to Buyer